EXHIBIT 10.14

Form of Restricted Share Unit Award (one year vestinG) (April 2023)

SKYX PLATFORMS CORP.

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (the “Agreement”) is entered into between SKYX Platforms Corp. (the “Company”) and the individual named below as the “Grantee”, effective as of the Date of Grant set forth below.

Grantee:

Date of Grant:

Number of Restricted Share Units:	[______] Restricted Share Units

Vesting Date:	April 28, 2024

1. Grant of Restricted Share Units. The Company has granted to the Grantee, in accordance with the terms and conditions of the SKYX Platforms Corp. 2021 Stock Incentive Plan (the “Plan”) and this Agreement, the number of Restricted Share Units set forth above (the “Restricted Share Units”), on the Date of Grant set forth above. Each Restricted Share Unit shall represent the contingent right to receive one Share and shall at all times be equal in value to one Share. The Restricted Share Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 hereof.

THIS AGREEMENT SHALL BE VOID IF IT HAS NOT BEEN EXECUTED AND RETURNED TO THE COMPANY WITHIN THIRTY (30) DAYS AFTER THE DATE OF GRANT

2. Vesting of Restricted Share Units.

(a) One hundred percent (100%) of the Restricted Share Units shall vest on the Vesting Date set forth above (the “Vesting Date”), provided that Grantee shall have remained in continuous employment or other service with the Company or a Subsidiary (“Continuous Service”) through the Vesting Date.

(b) Notwithstanding Section 2(a):

(i) Upon the occurrence of a Change in Control prior to the Vesting Date and during Grantee’s Continuous Service, any Restricted Share Units that have not vested shall immediately vest; and

(ii) Upon the termination of Grantee’s Continuous Service prior to the Vesting Date by the Company or a Subsidiary without Cause (as defined below) or by Grantee for Good Reason (as defined below), any Restricted Share Units that have not vested shall immediately vest. For purposes of this Agreement:

(A) “Cause” shall have the meaning provided in any applicable employment or severance agreement between Grantee and the Company or a Subsidiary, or in the absence of such an agreement that defines the term, “Cause” shall mean: (I) embezzlement, fraud or other conduct that would constitute a felony (other than traffic-related citations); (II) willful unauthorized disclosure of confidential information; (III) gross misconduct or gross neglect in the performance of Grantee’s duties; (IV) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company or a Subsidiary to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material relevant to such an investigation; or (V) willful and material violation of the Company’s (or a Subsidiary’s) written conduct policies; provided, however, that a termination of Grantee’s employment by the Company or Subsidiary pursuant to sub-paragraphs (III), (IV) or (V) of the foregoing shall not be deemed to be for Cause unless the Company or a Subsidiary gives Grantee written notice prior to such termination, setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure, and, except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Grantee shall have 30 business days from the giving of such notice (or, if the Company reasonably expects irreparable injury from a delay of 30 business days, such shorter period set out in the written notice to Grantee as is reasonable under the circumstances) within which to cure any failure, breach or refusal under sub-paragraphs (III), (IV) or (V) of the foregoing.

(B) “Good Reason” shall have the meaning provided in any applicable employment or severance agreement between Grantee and the Company or a Subsidiary, or in the absence of such an agreement that defines the term, “Good Reason” shall mean the occurrence of any of the following without Grantee’s consent: (I) a material reduction by the Company or a Subsidiary of Grantee’s title, duties, responsibilities or reporting relationship; (II) a material reduction by the Company or a Subsidiary of Grantee’s annual base salary; (III) the relocation of the Grantee’s principal place of employment by the Company or a Subsidiary, as determined as of the Date of Grant, by more than twenty-fie (25) miles without the Company or a Subsidiary offering the Grantee the ability to work remotely; or (IV) a material breach of any applicable employment agreement between Grantee and the Company or a Subsidiary; provided, however, that termination of Grantee’s employment by Grantee pursuant to sub-paragraphs (I), (II), (III) or (IV) of the foregoing shall not be deemed to be for Good Reason unless (x) Grantee gives written notice to the Company or the employing Subsidiary of the existence of the event or condition constituting Good Reason within 60 calendar days after such event or condition initially occurs or exists, (y) the Company or a Subsidiary fails to cure such event or condition within 30 calendar days after receiving such notice, and (z) Grantee terminates Grantee’s employment within 120 calendar days after the initial occurrence of the event or condition constituting Good Reason.

(iii) The Committee may, in its sole discretion, provide for the full or partial acceleration of vesting of the Restricted Share Units in connection with the termination of Grantee’s Continuous Service for any other reason prior to the Vesting Date.

3. Forfeiture of Restricted Share Units. The Restricted Share Units that have not yet vested pursuant to Section 2(a) (and any related right to receive cash dividend equivalents pursuant to Section 7(b)) shall be forfeited automatically without further action or notice if Grantee’s Continuous Service with the Company or a Subsidiary terminates prior to the Vesting Date for any reason other than as provided pursuant to Section 2(b).

4. Payment.

(a) Except as may be otherwise provided in this Section, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Restricted Share Units, together with cash dividend equivalents, if any, as provided pursuant to Section 7(b), within thirty (30) days following the date that the Restricted Share Units become vested in accordance with Section 2.

2

(b) Notwithstanding Section 4(a), to the extent that the Grantee’s right to receive payment of the Restricted Share Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, payment of any vested Restricted Share Units (and any related cash dividend equivalents) shall be subject to the following rules, to the extent necessary to comply with Section 409A of the Code:

(i) Except as provided in Section 4(b)(ii), the Shares underlying the vested Restricted Share Units (and any related cash dividend equivalents pursuant to Section 7(b)) shall be delivered to the Grantee (or the Grantee’s estate in the event of death) within thirty (30) days after the earlier of: (A) the Grantee’s “separation from service” within the meaning of Section 409A of the Code; (B) the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (C) the applicable Vesting Date.

(ii) If the Restricted Share Units become payable as a result of Section 4(b)(i)(A), but not as a result of the Grantee’s death, and the Grantee is a “specified employee” at that time within the meaning of Section 409A of the Code, then the Shares underlying the vested Restricted Share Units (and any related cash dividend equivalents pursuant to Section 7(b)) shall instead be delivered to the Grantee within thirty (30) days after the first business day that is more than six months after the date of his or her separation from service (or, if the Grantee dies during such six-month period, within thirty (30) days after the Grantee’s death).

(c) The Company’s obligations with respect to the Restricted Share Units shall be satisfied in full upon the delivery of the Shares underlying the vested Restricted Share Units and the payment of any related dividend cash equivalents pursuant to Section 7(b).

5. Restrictions on Transfer. The Restricted Share Units (including any related dividend cash equivalents pursuant to Section 7(b)) may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by Grantee, except to the Company, by will or the laws of descent and distribution. Any purported transfer or encumbrance in violation of this provision shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Share Units.

6. Lock-Up Agreement. Grantee agrees that, if requested by the Company in connection with a public offering of Shares or other securities of the Company, Grantee will not sell, offer for sale or otherwise dispose of any Shares received upon settlement of the Restricted Share Units for such period of time as is determined by the Committee; provided that at least a majority of the Company’s directors and officers who hold options, Restricted Shares, Restricted Share Units or such other securities of the Company at such time are similarly bound.

7. No Shareholder Rights; Dividend Equivalents.

(a) The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Share Units until such Shares have been delivered to the Grantee in accordance with Section 4 hereof. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future (and cash dividend equivalents pursuant to Section 7(b)), and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

3

(b) From and after the Date of Grant and until the earlier of (i) the time when the Shares underlying the vested Restricted Share Units (if any) are delivered to the Grantee in accordance with this Agreement, or (ii) the time that the Restricted Share Units are forfeited in accordance with this Agreement, on each date that the Company pays a cash dividend to holders of its Shares generally, the Company will credit the Grantee’s account hereunder with the right to receive a cash amount equal to the product of (x) the dollar amount of the cash dividend paid per Share paid to stockholders on such date multiplied by (y) the total number of unpaid Restricted Share Units credited to the Grantee’s account under this Agreement as of such date. Subject to and conditioned upon the vesting of the underlying Restricted Share Units, the aggregate amount of all such dividend equivalents credited to the Grantee’s account hereunder shall be paid to the Grantee in cash (without interest), at the same time that the Shares underlying the vested Restricted Share Units are delivered to the Grantee, and the Grantee’s right to receive any such dividend equivalents shall be automatically and correspondingly forfeited to the extent that the underlying Restricted Share Units are forfeited pursuant to the terms of this Agreement and the Plan.

8. Tax Withholding. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable with a value equal to the required withholding (based on the Fair Market Value of the Shares on the applicable date); provided that in no event shall the value of the Shares retained exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Notwithstanding the foregoing, Grantee may elect, in accordance with procedures adopted by the Company from time to time, to either (i) pay or provide for payment of the required tax withholding, or (ii) have the required tax withholding deducted from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to Grantee (including cash dividend equivalent payments pursuant to Section 4 of this Agreement); provided that the Company may require the use of one or both of these methods in the event that the Company or any Subsidiary is required to withhold taxes at any time other than upon delivery of Shares under this Agreement. The Company will work in good faith to receive from the Participant rates applicable to Participant under state and federal laws and maintain such rates for use in withholdings.

9. Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

10. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

11. Entire Agreement; Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.

4

12. Adjustments. The number and kind of Restricted Share Units and the Shares deliverable pursuant to this Agreement are subject to adjustment as provided in Section 15 of the Plan.

13. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Share Units; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery or vesting thereof would result in a violation of any such law or listing requirement.

14. Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

15. Data Privacy. In order to administer the Plan, the Company may process personal data about Grantee. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about Grantee such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. Grantee hereby gives explicit consent to the Company to process any such personal data. Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which Grantee works or is employed, including, if Grantee is not a U.S. resident, to the United States, to transferees that shall include the Company and other persons who are designated by the Company to administer the Plan.

16. Electronic Delivery. Grantee hereby consents and agrees to electronic delivery of any documents (including prospectus information) that the Company may elect to deliver in connection with this Agreement, the Restricted Share Units and any other award made or offered under the Plan. Grantee understands that, unless earlier revoked by Grantee by giving written notice to the Chief Executive Officer of Company, this consent shall be effective for the duration of the Agreement. Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

17. No Employment Contract. Nothing contained in this Agreement shall confer upon Grantee any right with respect to continuance of employment or other service by the Company and its subsidiaries, nor limit or affect in any manner the right of the Company and its subsidiaries to terminate the employment or other service of Grantee, or adjust the compensation of Grantee, in each case with or without cause.

18. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Florida.

19. Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Chief Executive Officer, and any notice to Grantee shall be addressed to Grantee at his or her address, e-mail or fax number on file with the Company. Any written notice required to be given to the Company shall be deemed to be duly given only when actually received by the Company.

[SIGNATURES ON FOLLOWING PAGE]

5

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement, as of the day and year first above written.

GRANTEE:	COMPANY:
[ ]	SKYX PLATFORMS CORP.

Signature:	Signature:
Name:
Title:
Dated:	Dated:

6